Exhibit 4.14

Telecom Corporation of New Zealand Ltd Telecom Place, 167 Victoria Street Auckland	T +64 9 359 6444 www.telecom.co.nz
18 August 2011
Graham Mitchell Chief Executive Officer Crown Fibre Holdings Limited Level 10 PricewaterhouseCoopers Tower 188 Quay Street Auckland Central

Dear Graham

Amendment to Interim Period Agreement

This letter is an amendment to the Interim Period Agreement dated 24 May 2011 (IPA), as amended, between Crown Fibre Holdings Limited (CFH) and Telecom Corporation of New Zealand Limited (TCNZ), in accordance with clause 10.5 of the IPA.

CFH and TCNZ agree to the following amendments relating to the dates for completion of the Wholesale Services Agreement:

(a)	the final paragraph of clause 3.2(f)(iii)(B) is amended by deleting the words “19 August 2011” and inserting the words “23 August 2011” in their place;

(b)	clause 3.2(f)(iv) is amended by deleting the words “19 August 2011” and inserting the words “23 August 2011” in their place; and

(c)	the first paragraph of clause 7.1(f) is amended by deleting the words “19 August 2011” and inserting the words “23 August 2011” in their place.

These clauses of the IPA, as amended, are set out in the Schedule to this letter.

CFH and TCNZ agree that:

(a)	the IPA amendments set out in this letter will be effective as of and from the date this letter is countersigned by CFH;

(b)	the IPA as amended by this letter, and the respective rights and obligations of TCNZ and CFH under the IPA, will continue in full force and effect;

(c)	this letter is governed by and must be construed in accordance with the laws of New Zealand; and

(d)	any capitalised term defined in the IPA has the same meaning when used in this letter.

Please countersign and return the enclosed copy of this letter to confirm CFH’s agreement to these amendments to the IPA.

Yours sincerely

/s/ Wayne Boyd
Wayne Boyd
Chairman

CFH AGREEMENT
CFH agrees to the amendments to the IPA set out in this letter.

Crown Fibre Holdings Limited by:

/s/ Sean Michael Wynne

Name:	Sean Michael Wynne
Position:	Chief Commercial Officer

Date:	19 August 2011

SCHEDULE: AMENDED CLAUSES

Clause 3.2(f)(iii)(B)	(and, together, the Final WSA Documentation) as soon as practicable after such amendments are agreed by CFH or TCNZ and, in any event, not later than 23 August 2011,

Clause 3.2(f)(iv)	if the parties are not able to agree the Final WSA General Terms by 23 August 2011, having complied with their respective obligations under paragraph (iii) above, the form of the Wholesale Services Agreement General Terms attached as Appendix 5 will be deemed to be the Final WSA General Terms.

Clause 7.1(f)	Reference Offer: if, on or prior to 23 August 2011, TCNZ has not provided a written confirmation in the form set out in Appendix 7 (Reference Offer Confirmation) to CFH that, in respect of each Initial Specified Service: